THIRD AMENDMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT
    THIS THIRD AMENDMENT effective as of the last date in the signature block, to the Amended and Restated Custody Agreement, dated as of September 1, 2017 (the "Agreement"), is entered into by and among FUNDX INVESTMENT TRUST, a Delaware statutory trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

    WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend Section 13.01 of the Custody Agreement; and

WHEREAS, this Agreement will be in effect upon the conversion to ETF on October 14, 2022. However, if such conversion is not completed by October 31, 2022, this Agreement shall not go into effect; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by the parties.

    NOW, THEREFORE, the parties agree as follows:

•Section 13.01, shall be herby replaced and superseded by the following statement, “This Agreement shall become effective as of the last date in the signature block and will continue in effect for a period of one (1) year.”

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FUNDX INVESTMENT TRUST By: /s/Jeff Smith Name: Jeff Smith Title: President Date: August 26, 2022	U.S. BANCORP FUND SERVICES, LLC By: /s/Gregory Farley Name: Gregory Farley Title: Sr. Vice President Date: August 29, 2022

Exhibit B to the
Custody Agreement – FundX Investment Trust
Fund Names
Separate Series of FundX Investment Trust
Name of Series
FundX Flexible Income Fund
FundX Conservative Upgrader Fund
FundX Sustainable Impact Fund
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